EXHIBIT 99.1

[NTL LOGO]

NTL ANNOUNCES APPOINTMENT OF VIRGIN'S GORDON MCCALLUM TO ITS BOARD OF DIRECTORS

London, September 11th: NTL Incorporated today announces the appointment of Gordon McCallum to its Board of Directors. The appointment of Mr. McCallum, who is currently Chief Executive Officer of Virgin Management Ltd., is effective immediately.

Gordon joined Virgin Management in 1998. He is a member of the Group's Investment Advisory Committee, and works on all aspects of Virgin Group's strategy. In particular, he spear-headed Virgin's push into wireless communications, resulting in the IPO of Virgin Mobile (UK) in 2004. NTL recently acquired Virgin Mobile in the U.K.

Steve Burch, NTL's Chief Executive Officer, said:

"We are delighted that Gordon McCallum has joined the NTL Board. Gordon brings with him a wealth of experience and expertise, and his appointment is another encouraging step towards the full integration of ntl:Telewest and Virgin Mobile.

Gordon McCallum said:

"I am pleased to have joined the NTL Board. It is an exciting time for all of us and I am looking forward to playing a full part in ensuring the future success of the newly merged company."

In light of Mr. McCallum's association with Virgin, his appointment will cause the Company temporarily to become noncompliant with a listing rule of the Nasdaq Global Select Market, on which the Company's shares are listed. The rule requires the Company's Board to be comprised of a majority of independent directors. The Company intends to resume compliance with this requirement by the deadline set by Nasdaq, which the Company anticipates will be December 2006, either by appointment of an additional independent director or by securing the resignation of an existing director.

NOTES TO EDITORS - ABOUT NTL:TELEWEST

On 3 March 2006 NTL Incorporated completed a merger with Telewest Global, Inc., creating the UK's largest provider of residential broadband and the UK's leading provider of triple play services. The company recently completed its acquisition of Virgin Mobile. NTL offers a wide range of communications and entertainment services to more than 5 million residential customers. ntl:Telewest networks can service more than 12 million homes - 50% of UK households.



Contact

        NTL Incorporated
        Investor Relations:
        Richard Williams, +44 (0) 20 7299 5479
        richard.williams@ntl.com
        or
        Vani Bassi, +44 (0) 20 7299 5353
        vani.bassi@ntl.com
        or
        Media (Brunswick):
        Nick Claydon or Fiona Laffan, +44 (0) 20 7404 5959